Exhibit 10.9
AMENDED AND RESTATED PROMISSORY NOTE
$20,000,000.00
October 30, 2009
PORTRAIT INNOVATIONS, INC.
2016 Ayrsley Town Blvd., Suite 200
Charlotte, North Carolina 28273
(Hereinafter referred to as “Borrower”)
WACHOVIA BANK, NATIONAL ASSOCIATION
Charlotte, North Carolina 28202
(Hereinafter referred to as “Bank”)
Borrower promises to pay to the order of Bank, in lawful money of the United States of America by mailing to the address specified hereinafter or wherever else Bank may specify, the sum of TWENTY MILLION and NO/100 DOLLARS ($20,000,000.00) or such sum as may be advanced and outstanding from time to time, with interest on the unpaid principal balance at the rate and on the terms provided in this Promissory Note (including all renewals, extensions or modifications hereof, this “Note”).
RENEWAL/MODIFICATION. This Note renews, extends and/or modifies that certain Promissory Note dated March 19, 2009, in the original amount of $17,000,000.00, as amended, modified, renewed and/or extended from time to time (the “Original Promissory Note”). This Note is not a novation of the Original Promissory Note.
LOAN AGREEMENT. This Note is subject to the provisions of that certain Amended and Restated Loan Agreement between Borrower and Bank of even date herewith, as modified from time to time (the “Loan Agreement”).
LINE OF CREDIT. Borrower may borrow, repay and reborrow, and, upon the request of Borrower, Bank shall advance and readvance under this Note from time to time until the maturity hereof (each an “Advance” and together the “Advances”), so long as the total principal balance outstanding under this Note at any one time does not exceed (i) $17,000,000, from the date of this Note through and including August 3, 2010, and (ii) the principal amount stated on the face of this Note from August 4, 2010 through the maturity hereof, subject to compliance with all Financial Covenants under the Loan Agreement and such further limitations described in the Loan Agreement. Bank’s obligation to make Advances under this Note shall terminate if Borrower is in Default. As of the date of each proposed Advance, Borrower shall be deemed to represent that each representation made in the Loan Documents is true as of such date.
If Borrower subscribes to Bank’s cash management services and such services are applicable to this line of credit, then the terms of such services shall control the manner in which funds are transferred between the applicable demand deposit account and the line of credit for credit or debit to the line of credit.
USE OF PROCEEDS. Borrower shall use the proceeds of the loan(s) evidenced by this Note for the commercial purposes of Borrower, as follows: to refinance existing indebtedness to Bank, to provide working capital and for general corporate purposes.
SECURITY. Borrower has granted or caused to be granted to Bank a security interest in the collateral described in the Loan Documents, including the personal property collateral described in that certain Pledge Agreement dated as of March 19, 2009, executed by Portrait Innovations Holding Company in favor of Bank, and such other collateral as Borrower has granted or may consent to grant to Bank from time to time, which shall continue to secure the Obligations.

INTEREST RATE. Interest shall accrue on the unpaid principal balance of each Advance during each Interest Period from the date of such Advance at a rate per annum equal to 1-month LIBOR (as defined below), plus the Applicable Margin (as defined below) then in effect (the “Interest Rate”). Interest for each Interest Period shall accrue each day during such Interest Period, commencing on and including the first day to but excluding the last day. “Interest Period” means each period commencing on the first day of the calendar month and ending on the first day of the next succeeding calendar month; provided (i) the first Interest Period shall commence on the date hereof and (ii) any Interest Period that would otherwise extend past the maturity date of this Note shall end on the maturity date of this Note. “LIBOR” means, with respect to each Interest Period, the rate for U.S. dollar deposits with a maturity equal to the number of months specified above, as reported on Telerate Successor Page 3750 as of 11:00 a.m., London time, on the second London business day before such Interest Period begins, or, in the case of the first Interest Period, the second London business day before the first day of the calendar month during which such Interest Period begins (or if not so reported, then as determined by the Bank from another recognized source or interbank quotation).
APPLICABLE MARGIN. For the purpose of calculating the Interest Rate, “Applicable Margin” shall mean the Applicable Margin that corresponds to Borrower’s Funded Debt to EBITDA Ratio pursuant to the below chart, adjusted on the last day of the month during which Borrower’s certification of said Ratio is received by Bank, accompanied by the required financial statements supporting such certification.

Funded Debt to EBITDA Ratio:	Applicable Margin:
>1.50:1.00	3.00%
≤1.50:1.00 but ≥1.25:1.00	2.75%
<1.25:1.00	2.50%
Borrower’s Funded Debt to EBITDA Ratio shall be measured as of the end of each fiscal quarter on a rolling four quarter basis. For the purposes hereof, “Funded Debt to EBITDA Ratio” shall mean the sum of all Funded Debt, divided by EBITDA. “Funded Debt” shall mean, as applied to any person or entity, the sum of all indebtedness for borrowed money (including, without limitation, capital lease and synthetic lease obligations, subordinated debt (including debt subordinated to the Bank), and unreimbursed drawings under letters of credit), or any other monetary obligation evidenced by a note, bond, debenture or other agreement or similar instrument of that person or entity. “EBITDA” shall mean the sum of earnings, before interest, taxes, depreciation and amortization.
DEFAULT RATE. In addition to all other rights contained in this Note, if a Default (as defined herein) occurs and as long as a Default continues, all outstanding Obligations, other than Obligations under any swap agreements (as defined in 11 U.S.C. § 101, as in effect from time to time) between Borrower and Bank or its affiliates, shall bear interest at the Interest Rate plus 3% (“Default Rate”), except if this Note is governed by the laws of the State of North Carolina and the original principal amount is less than or equal to $300,000.00. The Default Rate shall also apply from acceleration until the Obligations or any judgment thereon is paid in full.
INTEREST AND FEE(S) COMPUTATION (ACTUAL/360). Interest and fees, if any, shall be computed on the basis of a 360-day year for the actual number of days in the applicable period (“Actual/360 Computation”). The Actual/360 Computation determines the annual effective yield by taking the stated (nominal) rate for a year’s period and then dividing said rate by 360 to determine the daily periodic rate to be applied for each day in the applicable period. Application of the Actual/360 Computation produces an annualized effective interest rate exceeding the nominal rate.
REPAYMENT TERMS. This Note shall be due and payable in consecutive monthly payments of accrued interest only, commencing on November 1, 2009, and continuing on the same day of each month thereafter until fully paid. In any event, this Note shall be due and payable in full, including all principal and accrued interest, on August 2, 2011.
AUTOMATIC DEBIT OF CHECKING ACCOUNT FOR LOAN PAYMENT. Borrower authorizes Bank to debit demand deposit account number 2000014787045 or any other account with Bank (routing number 053000219) designated in writing by Borrower, commencing on November 1, 2009, for any payments due under this Note. Borrower further certifies that Borrower holds legitimate ownership of this account and preauthorizes this periodic debit as part of its right under said ownership.
FEES. Availability Fee. Commencing on the 1st day of the month following Borrower’s receipt of at least $10,000,000 in additional net equity investment, and continuing on the first day of each month thereafter, Borrower shall pay to Bank an availability fee equal to 0.375% per annum on the difference between (i) the face amount of this Note and (ii) the outstanding principal balance of this Note, for each day during the preceding calendar month or portion thereof, with a final payment due and payable on the date that all principal and accrued interest is paid in full. Amendment Fee. Borrower shall pay to Bank an amendment fee equal to one fifth of one percent (1/5%) of the face amount of this Note ($40,000.00) on the date hereof.
APPLICATION OF PAYMENTS. Monies received by Bank from any source for application toward payment of the Obligations shall be applied to accrued interest and then to principal. If a Default occurs, monies may be applied to the Obligations in any manner or order deemed appropriate by Bank.
If any payment received by Bank under this Note or other Loan Documents is rescinded, avoided or for any reason returned by Bank because of any adverse claim or threatened action, the returned payment shall remain payable as an obligation of all persons liable under this Note or other Loan Documents as though such payment had not been made.
DEFINITIONS. Loan Documents. The term “Loan Documents”, as used in this Note and the other Loan Documents, refers to all documents executed in connection with the loan evidenced by this Note and any letters of credit issued pursuant to the Loan Agreement, any applications for such letters of credit and any other documents executed in connection therewith or related thereto, and may include, without limitation, the Loan Agreement, this Note, guaranty agreements, security agreements, security instruments, financing statements, mortgage instruments, any renewals or modifications, whenever any of the foregoing are executed, but does not include swap agreements (as defined in 11 U.S.C. § 101, as in effect from time to time). Obligations. The term “Obligations”, as used in this Note and the other Loan Documents, refers to any and all indebtedness and other obligations under this Note, all other obligations under any other Loan Document(s), and all obligations under any swap agreements (as defined in 11 U.S.C. § 101, as in effect from time to time) between Borrower and Bank, or its affiliates, whenever executed. Certain Other Terms. All terms that are used but not otherwise defined in any of the Loan Documents shall have the definitions provided in the Uniform Commercial Code.
LATE CHARGE. If any payments are not timely made, then Borrower also shall pay to Bank a late charge equal to 4% of each payment past due for 15 or more days. This late charge shall not apply to payments due at maturity or by acceleration hereof, unless such late payment is in an amount not greater than the highest periodic payment due hereunder.
Acceptance by Bank of any late payment without an accompanying late charge shall not be deemed a waiver of Bank’s right to collect such late charge or to collect a late charge for any subsequent late payment received.
ATTORNEYS’ FEES AND OTHER COLLECTION COSTS. Borrower shall pay all of Bank’s reasonable expenses actually incurred to enforce or collect any of the Obligations, including, without limitation, reasonable arbitration, paralegals’, attorneys’ and experts’ fees and expenses, whether incurred without the commencement of a suit, in any trial, arbitration, or administrative proceeding, or in any appellate or bankruptcy proceeding.
USURY. If at any time the effective interest rate under this Note would, but for this paragraph, exceed the maximum lawful rate, the effective interest rate under this Note shall be the maximum lawful rate, and any amount received by Bank in excess of such rate shall be applied to principal and then to fees and expenses, or, if no such amounts are owing, returned to Borrower.
DEFAULT. If any of the following occurs, a default (“Default”) under this Note shall exist: Nonpayment; Nonperformance. The failure of timely payment or performance of the Obligations, or default, however, denominated, under this Note or any other Loan Documents. False Warranty. A warranty or representation made or deemed made in the Loan Documents or furnished Bank in connection with the loan evidenced by this Note proves materially false, or if of a continuing nature, becomes materially false. Cross Default. At Bank’s option, any default in payment or performance of any obligation under any other loans, contracts or agreements of Borrower, any Subsidiary of Borrower, or Borrower’s direct owner, Portrait Innovations Holding Company, a Delaware corporation, with Bank or its affiliates (“Affiliate” shall have the meaning as defined in 11 U .S.C. § 101, as in effect, from time to time, except that the term “Borrower” shall be substituted for the term “Debtor” therein; “Subsidiary” shall mean any business in which Borrower holds, directly or indirectly, a controlling interest). Cessation; Bankruptcy. The death of, appointment of a guardian for, dissolution of, termination of existence of, loss of good standing status by, appointment of a receiver for, assignment for the benefit of creditors of, or commencement of any bankruptcy or insolvency proceeding by or against Borrower or any of its Subsidiaries. Material Capital Structure or Business Alteration. Without prior written consent of Bank, (i) a material alteration in the kind or type of Borrower’s business or that of Borrower’s Subsidiaries or Affiliates, if any; (ii) the sale of substantially all of the business or assets of Borrower, any of Borrower’s Subsidiaries or Affiliates, or a material portion (10% or more) of such business or assets if such a sale is outside the ordinary course of business of Borrower, or any of Borrower’s Subsidiaries or Affiliates, or more than 50% of the outstanding stock or voting power of or in any such entity in a single transaction or a series of transactions; (iii) the acquisition of substantially all of the business or assets or more than 50% of the outstanding stock or voting power of any other entity; or (iv) should any Borrower or any of Borrower’s Subsidiaries or Affiliates enter into any merger or consolidation. Material Adverse Change. There has occurred a material adverse change in the business of Borrower, financial or otherwise.
FINANCIAL COVENANT NOTICE PERIOD. Notwithstanding the foregoing, Borrower’s failure to comply with the Minimum EBITDA covenant, the Maximum Adjusted Funded Debt to EBITDAR Ratio covenant or the Fixed Charge Coverage Ratio covenant (each as set forth in the Loan Agreement) for any reporting period shall not constitute a Default hereunder unless the investors of Borrower fail to provide to Bank cash collateral equal to the full amount of the Obligations (or such lesser amount as Bank shall agree to in its sole discretion) within 10 days (a “Notice Period”) after Bank’s delivery of written notice to the investors of Borrower (a copy of which notice shall be provided to Borrower) of such failure of Borrower to comply. Bank shall not exercise its remedies to collect the Obligations during any Notice Period.
REMEDIES UPON DEFAULT. If a Default occurs under this Note or any Loan Documents, and such Default (other than a payment Default) is not cured within fifteen (15) days of notice of such Default, then Bank may, at any time thereafter, take the following actions: Bank Lien. Foreclose its security interest or lien against Borrower’s deposit accounts and investment property without notice. Acceleration Upon Default. Accelerate the maturity of this Note and, at Bank’s option, any or all other Obligations, other than Obligations under any swap agreements (as defined in 11 U.S.C. § 101, as in effect from time to time) between Borrower and Bank, or its affiliates, which shall be due in accordance with and governed by the provisions of said swap agreements; whereupon this Note and the accelerated Obligations shall be immediately due and payable; provided, however, if the Default is based upon a bankruptcy or insolvency proceeding commenced by or against Borrower or any guarantor or endorser of this Note, all Obligations (other than Obligations under any swap agreement as referenced above) shall automatically and immediately be due and payable. Cumulative. Exercise any rights and remedies as provided under the Note and the other Loan Documents, or as provided by law or equity.
FINANCIAL AND OTHER INFORMATION. Borrower shall deliver to Bank such information as Bank may reasonably request from time to time, including without limitation, financial statements and information pertaining to Borrower’s financial condition. Such information shall be true, complete, and accurate.
WAIVERS AND AMENDMENTS. No waivers, amendments or modifications of this Note and the other Loan Documents shall be valid unless in writing and signed by an officer of Bank. No waiver by Bank of any Default shall operate as a waiver of any other Default or the same Default on a future occasion. Neither the failure nor any delay on the part of Bank in exercising any right, power, or remedy under this Note and the other Loan Documents shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
Except to the extent otherwise provided by the Loan Documents or prohibited by law, each Borrower and each other person liable under this Note waives presentment, protest, notice of dishonor, demand for payment, notice of intention to accelerate maturity, notice of acceleration of maturity, notice of sale and all other notices of any kind. Further, each agrees that Bank may (i) extend, modify or renew this Note or make a novation of the loan evidenced by this Note, and/or (ii) grant releases, compromises or indulgences with respect to any collateral securing this Note, or with respect to any Borrower or other person liable under this Note or any other Loan Documents, all without notice to or consent of each Borrower and other such person, and without affecting the liability of each Borrower and other such person; provided, Bank may not extend, modify or renew this Note or make a novation of the loan evidenced by this Note without the consent of the Borrower, or if there is more than one Borrower, without the consent of at least one Borrower; and further provided, if there is more than one Borrower, Bank may not enter into a modification of this Note which increases the burdens of a Borrower without the consent of that Borrower.
MISCELLANEOUS PROVISIONS. Assignment. This Note and the other Loan Documents shall inure to the benefit of and be binding upon the parties and their respective heirs, legal representatives, successors and assigns. Bank’s interests in and rights under this Note and the other Loan Documents are freely assignable, in whole or in part, by Bank. In addition, nothing in this Note or any of the other Loan Documents shall prohibit Bank from pledging or assigning this Note or any of the other Loan Documents or any interest therein to any Federal Reserve Bank. Borrower shall not assign its rights and interest hereunder without the prior written consent of Bank, and any attempt by Borrower to assign without Bank’s prior written consent is null and void. Any assignment shall not release Borrower from the Obligations. Applicable Law; Conflict Between Documents. This Note and, unless otherwise provided in any other Loan Document, the other Loan Documents shall be governed by and interpreted in accordance with federal law and, except as preempted by federal law, the laws of the state named in Bank’s address on the first page hereof without regard to that state’s conflict of laws principles. If the terms of this Note should conflict with the terms of any loan agreement or any commitment letter that survives closing, the terms of this Note shall control. Borrower’s Accounts. Except as prohibited by law, Borrower grants Bank a security interest in all of Borrower’s deposit accounts and investment property with Bank and any of its affiliates. Swap Agreements. All swap agreements (as defined in 11 U.S.C. § 101, as in effect from time to time), if any, between Borrower and Bank or its affiliates are independent agreements governed by the written provisions of said swap agreements, which will remain in full force and effect, unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms of this Note, except as otherwise expressly provided in said written swap agreements, and any payoff statement from Bank relating to this Note shall not apply to said swap agreements except as otherwise expressly provided in such payoff statement. Jurisdiction. Borrower irrevocably agrees to non-exclusive personal jurisdiction in the state named in the Bank’s address on the first page hereof. Severability. If any provision of this Note or of the other Loan Documents shall be prohibited or invalid under applicable law, such provision shall be ineffective but only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note or other such document. Payments. All payments shall be mailed to Bank at Commercial Loan Services, P. O. Box 740502, Atlanta, GA 30374-0502; or other such address as provided by Bank in writing. Notices. Any notices to Borrower shall be sufficiently given, if in writing and mailed or delivered to the Borrower’s address shown above or such other address as provided hereunder, and to Bank, if in writing and mailed or delivered to Wachovia Bank, National Association, Mail Code VA7628, P. O. Box 13327, Roanoke, VA 24040 or Wachovia Bank, National Association, Mail Code VA7628, 10 South Jefferson Street, Roanoke, VA 24011 or such other address as Bank may specify in writing from time to time. Notices to Bank must include the mail code. In the event that Borrower changes Borrower’s address at any time prior to the date the Obligations are paid in full, Borrower agrees to promptly give written notice of said change of address by registered or certified mail, return receipt requested, all charges prepaid. Plural; Captions. All references in the Loan Documents to Borrower, guarantor, person, document or other nouns of reference mean both the singular and plural form, as the case may be, and the term “person” shall mean any individual, person or entity. The captions contained in the Loan Documents are inserted for convenience only and shall not affect the meaning or interpretation of the Loan Documents. Advances. Bank may, in its sole discretion, make other advances which shall be deemed to be advances under this Note, even though the stated principal amount of this Note may be exceeded as a result thereof. Posting of Payments. All payments received during normal banking hours after 2:00 p.m. local time at the address for payments set forth above shall be deemed received at the opening of the next banking day. Joint and Several Obligations. If there is more than one Borrower, then each is jointly and severally obligated together with all other parties obligated for the Obligations. Fees and Taxes. Borrower shall promptly pay all documentary, intangible recordation and/or similar taxes on this transaction whether assessed at closing or arising from time to time. LIMITATION ON LIABILITY; WAIVER OF PUNITIVE DAMAGES. EACH OF THE PARTIES HERETO, INCLUDING BANK BY ACCEPTANCE HEREOF, AGREES THAT IN ANY JUDICIAL, MEDIATION OR ARBITRATION PROCEEDING OR ANY CLAIM OR CONTROVERSY BETWEEN OR AMONG THEM THAT MAY ARISE OUT OF OR BE IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY OTHER AGREEMENT OR DOCUMENT BETWEEN OR AMONG THEM OR THE OBLIGATIONS EVIDENCED HEREBY OR RELATED HERETO, IN NO EVENT SHALL ANY PARTY HAVE A REMEDY OF, OR BE LIABLE TO THE OTHER FOR, (1) INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OR (2) PUNITIVE OR EXEMPLARY DAMAGES. EACH OF THE PARTIES HEREBY EXPRESSLY WAIVES ANY RIGHT OR CLAIM TO PUNITIVE OR EXEMPLARY DAMAGES THEY MAY HAVE OR WHICH MAY ARISE IN THE FUTURE IN CONNECTION WITH ANY SUCH PROCEEDING, CLAIM OR CONTROVERSY, WHETHER THE SAME IS RESOLVED BY ARBITRATION, MEDIATION, JUDICIALLY OR OTHERWISE. Patriot Act Notice. To help fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. For purposes of this section, account shall be understood to include loan accounts. Final Agreement. This Note and the other Loan Documents represent the final agreement between the parties and may not be contradicted by evidence of prior or contemporaneous agreements of the parties. There are no unwritten agreements between the parties.
ARBITRATION. Upon demand of any party hereto, whether made before or after institution of any judicial proceeding, any claim or controversy arising out of or relating to the Loan Documents between parties hereto (a “Dispute”) shall be resolved by binding arbitration conducted under and governed by the Commercial Financial Disputes Arbitration Rules (the “Arbitration Rules”) of the American Arbitration Association (the “AAA”) and the Federal Arbitration Act. Disputes may include, without limitation, tort claims, counterclaims, a dispute as to whether a matter is subject to arbitration, or claims arising from documents executed in the future, but shall specifically exclude claims brought as or converted to class actions. A judgment upon the award may be entered in any court having jurisdiction. Notwithstanding the foregoing, this arbitration provision does not apply to disputes under or related to swap agreements. Special Rules. All arbitration hearings shall be conducted in the city named in the address of Bank first stated above. A hearing shall begin within 90 days of demand for arbitration and all hearings shall conclude within 120 days of demand for arbitration. These time limitations may not be extended unless a party shows cause for extension and then for no more than a total of 60 days. The expedited procedures set forth in Rule 51 et seq. of the Arbitration Rules shall be applicable to claims of less than $1,000,000.00. Arbitrators shall be licensed attorneys selected from the Commercial Financial Dispute Arbitration Panel of the AAA. The parties do not waive applicable Federal or state substantive law except as provided herein. Preservation and Limitation of Remedies. Notwithstanding the preceding binding arbitration provisions, the parties agree to preserve, without diminution, certain remedies that any party may exercise before or after an arbitration proceeding is brought. The parties shall have the right to proceed in any court of proper jurisdiction or by self-help to exercise or prosecute the following remedies, as applicable: (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale or under applicable law by judicial foreclosure including a proceeding to confirm the sale; (ii) all rights of self-help including peaceful occupation of real property and collection of rents, set-off, and peaceful possession of personal property; (iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and filing an involuntary bankruptcy proceeding; and (iv) when applicable, a judgment by confession of judgment. Any claim or controversy with regard to any party’s entitlement to such remedies is a Dispute. Waiver of Jury Trial. THE PARTIES ACKNOWLEDGE THAT BY AGREEING TO BINDING ARBITRATION THEY HAVE IRREVOCABLY WAIVED ANY RIGHT THEY MAY HAVE TO JURY TRIAL WITH REGARD TO A DISPUTE AS TO WHICH BINDING ARBITRATION HAS BEEN DEMANDED.
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     IN WITNESS WHEREOF, Borrower, on the day and year first above written, has caused this Note to be duly executed under seal.

PORTRAIT INNOVATIONS, INC., a Delaware corporation
By:	/s/ John Grosso		(SEAL)
	Name:	John Grosso
	Title:	President and Chief Executive Officer

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